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                                                                   EXHIBIT 10.26






January, 1997




Angel Martinez
President
The Rockport Company
220 Donald Lynch Boulevard
Marlboro, Massachusetts 01752

RE:  SECOND AMENDMENT TO LEASE

Dear Angel:

Reference is hereby made to the Lease dated November 1, 1993 between you and Reebok International Ltd. ("Reebok"), together with the Addendum thereto and the First Amendment thereto dated October 30, 1995 (the "Lease"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Lease. We agree to amend such Lease as follows:

     1. The term of the Lease has been extended for an additional period until the date of the closing of your purchase of the Leased Premises from Reebok (the "Closing Date").

     2. You will pay rent to Reebok for the period from November 1, 1995 through Closing Date at a rate of $5,000 per month, which rent shall be due and payable to Reebok in full on the date on which the Lease terminates.

     3. You have agreed to purchase from Reebok, and Reebok has agreed to sell to you, the Leased Premises for a purchase price of $882,926. The closing of the sale of the Leased Premises to you by Reebok shall take place as soon as possible following the satisfaction or waiver of all conditions to closing (including the receipt of a Title 5 certificate). As set forth above, on such date you shall also pay to Reebok the rent due on the Lease.




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     If the foregoing reflects your agreement, please so indicate by signing this letter where indicated below.



Very truly yours,

REEBOK INTERNATIONAL LTD.



By:  /s/ KENNETH WATCHMAKER
     -------------------------------
     Kenneth Watchmaker
     Executive Vice President



AGREED TO AND ACCEPTED BY:



By:  /s/ ANGEL MARTINEZ
     -------------------------------
     Angel Martinez